Plan as amended

November 10, 2005

THE OBERWEIS FUNDS RULE 12b-1 Plan

The plan (“Plan”) described below is adopted pursuant to the provisions of Rule 12b-1 (“Rule 12b-1”) under the Investment Company Act of 1940 (the “1940 Act”) by the Board of Trustees (“Board”) of The Oberweis Funds (“Fund”), including a majority of the members of the Board who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the Plan or any agreement related thereto. The Fund currently issues units of beneficial interest (“Shares”) in four portfolios, the Oberweis Micro-Cap Fund, the Oberweis Emerging Growth Fund, the Oberweis Mid-Cap Fund, and the Oberweis China Opportunities Fund (collectively referred to as the “Portfolios” and individually referred to as a “Portfolio”) and the Fund desires to adopt the Plan with respect to Portfolios that are presently designated and such other series as may hereafter be designated by the Board of Trustees (“Additional Portfolio”). The Board having determined that there is a reasonable likelihood that the following described Plan as amended will benefit the Fund and its shareholders and that said Plan is otherwise in the best interests of the Fund and its shareholders, hereby adopts and approves the Plan as amended and the related agreements described herein.

1. The Plan is adopted in order to induce other firms (including brokerage firms, depository institutions and other firms) to provide distribution and administrative services to the Fund and its shareholders and to enable the Fund to compensate such firms (including depository institutions and other firms) for certain expenses associated with the distribution services (in the case of broker-dealers and other firms) and administrative services (in the case of all firms) to be provided under the Plan. Pursuant to the Plan, asset-based sales charges imposed by the Fund, as defined in Rule 2830 (Investment Company Securities) of the Conduct Rules of the NASD (“Rule 2830”), shall not exceed (a) .25 of 1% of the average daily net assets of each Portfolio and (b) those permitted by Rule 2830 and each Portfolio shall calculate its permissible amount of asset-based sales charges on new gross sales of the Portfolio since the Portfolio’s inception.

2. Pursuant to an agreement (the “Agreement”), each Portfolio shall pay the principal distributor named therein from time to time (the “Principal Distributor”) an annual fee for distribution and/or administrative services described therein at the aggregate annual rate of .25 of 1% of its average daily net assets in the manner set forth in said Agreement. The Principal Distributor is also authorized to pay participating broker-dealers and other firms (including depository institutions) any portion or all of the annual fee pursuant to services agreements (“Services Agreement”) between the Principal Distributor and said firms. Part or all of such fees may be utilized by the Principal Distributor and the participating broker-dealers or other firms (including depository institutions) to pay for certain expenses associated with the distribution services (in the case of broker-dealers) and administrative services (in the case of all firms) to be provided under said agreements.

3. The Board shall require that the Principal Distributor prepare reports for review and approval of the Board on a quarterly basis which list the amounts expended by the Principal Distributor under the Agreement and the purposes for such expenditures, including amounts paid to participating broker-dealers or other firms, if any, under the Services Agreements and such other information as from time to time shall be reasonably requested by the Board. Not less frequently than quarterly, the Board shall review said report(s) at a meeting of the Board.

4. The Plan first became effective upon its approval by the shareholders of the Fund at a special meeting of shareholders held on May 4, 1989 and amendments to the Plan were subsequently approved by the Board of Trustees (including a majority of the Trustees who are not interested persons of the Fund) effective as of May 17, 1994, October 1, 1994, January 1, 1996, and November 10, 2005.

5. The Plan (and related agreements) unless terminated earlier as hereinafter provided, shall continue in effect from year-to-year as to each Portfolio so long as each such continuance is approved at least annually by the vote of the Board, including a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreement related thereto cast in person at a meeting called for the purpose of voting on such Plan (and related agreements). This Plan (and related agreements) shall become effective as to each Additional Portfolio upon approval by the vote of the Board, including a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund, as well as the vote of any initial shareholder of the newly created and designated Additional Portfolio.

6. The Plan may be terminated by the Fund or a Portfolio at any time upon the vote of a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreement related thereto or by the vote of a majority of the outstanding voting securities of that Portfolio (as defined in the 1940 Act) and any related agreement may be terminated by the Fund in a similar manner without penalty upon at least 60 days written notice to the Principal Distributor as provided in such agreements. The Agreement may be terminated by the Principal Distributor without penalty upon at least 60 days written notice to the Fund.

7. All material amendments to the Plan must be approved by the vote of the Board, including a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreement related thereto, cast at a meeting called for the purpose of voting on such amendments, and in the case of any amendment materially increasing the amount of expenditures for distribution to be paid by a Portfolio, by the vote of the majority of the outstanding voting securities of the Portfolio (as defined in the 1940 Act).

8. So long as the Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Fund shall be committed to the discretion of those Trustees who are not interested persons of the Fund.

9. Any agreement with any person relating to the implementation of this Plan shall be subject to automatic termination upon its assignment (as defined in the 1940 Act).